Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Syniverse Media Relations
Helen Harris
helen.harris@syniverse.com
+1 813.273.3939
+1 813.431.5298 (mobile)

Syniverse COO Steps Down

Tampa, Fla. – May 5, 2005 – - Syniverse Technologies (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today announced that F. Terry Kremian has resigned as Chief Operating Officer, effective immediately.

“We would like to thank Terry for his contribution to Syniverse,” said Ed Evans, Chairman and CEO of Syniverse. “We respect his personal desire to be based near his home in the Pacific Northwest and we wish him all the best in his future endeavors.”

Kremian joined Syniverse in December 2003. Evans will re-assume Kremian’s duties until a replacement is named.

###

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 300 telecommunications carriers in approximately 40 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., with offices in major cities throughout North America and in The Netherlands, Syniverse has a global sales force in London, Luxembourg, Rome, Beijing, Hong Kong, Rio de Janeiro and Belo Horizonte. For more information, visit www.syniverse.com

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com